EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

 FIRST QUARTER 2013 RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. April 18, 2013.  Amphenol Corporation (NYSE-APH) reported today first quarter 2013 diluted earnings per share, before one-time items, of $.87 compared to $.77 per share for the comparable 2012 period.  On an as-reported basis diluted earnings per share for the first quarter of 2013 was $.94 and included an income tax benefit of $11 million or $.07 per share resulting from the delay, by the U. S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11 million or $.07 per share relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement. Sales for the first quarter 2013 were $1.080 billion compared to $982 million for the 2012 period.  Currency translation had the effect of decreasing sales by approximately $2 million in the first quarter 2013 compared to the 2012 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report strong first quarter results with sales up 10% and EPS (excluding one-time items) up 13% over the comparable 2012 quarter.  The sales growth was driven by increases in nearly all of our served markets led by mobile devices, commercial aerospace, broadband communications and industrial, with contributions from both organic growth and our acquisition program.  This strong growth is further confirmation of the significant benefits of the Company’s technology leadership and diversification. We are especially encouraged to have achieved strong orders of $1.120 billion in the first quarter, representing a book-to-bill of 1.04 to 1.  In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in an operating margin improvement of 30 basis points over the prior year quarter to 19.2%.  These results are a direct result of our management team’s ability to react quickly in a dynamic environment, especially given the continuing high levels of uncertainty in most of the world’s economies.  I am very proud of our organization as we continue to execute well.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  The Company continues to deploy its financial strength in a variety of ways to increase shareholder value including, in this quarter, the purchase of 1.2 million shares of the Company’s stock pursuant to our stock repurchase plan.”

“Considering the still uncertain global economic environment and assuming current currency exchange rates, we expect second quarter 2013 revenues in the range of $1.115 billion to $1.140 billion and diluted EPS (excluding one-time items) in the range of $.92 to $.95.  For the year 2013, we now expect to achieve revenues and diluted EPS (excluding one-time items) in the range of $4.580 billion to $4.655 billion and $3.76 to $3.85, respectively, an increase of 7% to 8% over 2012 revenues and 8% to 11% over 2012 diluted EPS (excluding one-time items). This compares to prior full year 2013 guidance for revenues and diluted EPS in the range of $4.555 billion to $4.655 billion and $3.72 to $3.84, respectively.  Despite the many uncertainties in the global economy, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our leading interconnect technologies in all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (EST) April 18, 2013.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 11:59 P.M. (EST) on Saturday, May 18, 2013.  The replay numbers are toll free 800-509-8621; International toll number is 203-369-3807; Passcode: 0418.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2012, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	March, 31
	2013	2012

Net sales	$1,079,805	$981,604

Cost of sales	741,913	672,333

Gross profit	337,892	309,271

Selling, general and administrative expense	130,935	123,992

Operating income	206,957	185,279

Interest expense	(15,457)	(13,749)
Other income, net	2,785	2,187

Income before income taxes	194,285	173,717

Provision for income taxes	(40,672)	(46,469)

Net income	153,613	127,248
Less: Net income attributable to noncontrolling interests	(606)	(685)

Net income attributable to Amphenol Corporation	$153,007	$126,563

Net income per common share - Basic	$0.96	$0.78

Weighted average common shares outstanding - Basic	159,738,168	162,861,863

Net income per common share - Diluted (1)	$0.94	$0.77

Weighted average common shares outstanding - Diluted	162,713,002	165,355,138

Dividends declared per common share	$0.105	$0.105

Note 1            Earnings per share in the first quarter of 2013 included an income tax benefit of $11.3 million, or $.07 per share, resulting from the delay, by the U. S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11.3 million, or $.07 per share, relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement. Excluding these effects, diluted earnings per share was $.87 for the three months ended March 31, 2013.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	March 31,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$734,993	$690,850
Short-term investments	286,909	251,653
Total cash, cash equivalents and short-term investments	1,021,902	942,503
Accounts receivable, less allowance for doubtful accounts of $10,883 and $10,372, respectively	861,598	910,711
Inventories	711,581	733,718
Other current assets	130,590	119,983

Total current assets	2,725,671	2,706,915

Land and depreciable assets, less accumulated depreciation of $731,328 and $715,895, respectively	415,943	417,436
Goodwill	1,919,929	1,932,740
Other long-term assets	152,418	158,372

	$5,213,961	$5,215,463

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$445,517	$496,525
Accrued salaries, wages and employee benefits	83,161	89,142
Accrued income taxes	82,912	94,341
Other accrued expenses	111,234	108,213
Short-term debt	92,190	100,293

Total current liabilities	815,014	888,514

Long-term debt	1,596,050	1,606,204
Accrued pension and post employment benefit obligations	246,707	244,571
Other long-term liabilities	39,123	33,992

Equity:
Common stock	160	160
Additional paid-in capital	385,935	336,683
Accumulated earnings	2,261,073	2,210,120
Accumulated other comprehensive loss	(141,760)	(117,004)

Total shareholders’ equity attributable to Amphenol Corporation	2,505,408	2,429,959

Noncontrolling interests	11,659	12,223

Total equity	2,517,067	2,442,182

	$5,213,961	$5,215,463

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2013	2012

Cash flow from operating activities:
Net income	$153,613	$127,248
Adjustments for cash flow from operating activities:
Depreciation and amortization	32,592	28,999
Stock-based compensation expense	8,283	7,491
Excess tax benefits from stock-based compensation payment arrangements	(8,720)	(5,429)
Net change in components of working capital	(12,135)	9,851
Net change in other long-term assets and liabilities	6,621	(3,956)

Cash flow provided by operating activities	180,254	164,204

Cash flow from investing activities:
Additions to property, plant and equipment	(29,685)	(31,523)
Proceeds from disposals of fixed assets	802	1,015
Purchases of short-term investments	(110,744)	(34,466)
Sales and maturities of short-term investments	75,488	46,065
Acquisitions, net of cash acquired	201	—

Cash flow used in investing activities	(63,938)	(18,909)

Cash flow from financing activities:
Issuance of senior notes	—	498,730
Borrowings under credit facilities	101,300	227,900
Repayments under credit facilities	(119,215)	(708,747)
Payment of fees and expenses related to debt financing	—	(4,315)
Proceeds from exercise of stock options	30,682	22,418
Excess tax benefits from stock-based compensation payment arrangements	8,720	5,429
Payments to shareholders of noncontrolling interests	(1,247)	—
Purchase and retirement of treasury stock	(85,300)	(81,885)
Dividend payments	—	(2,448)

Cash flow used in financing activities	(65,060)	(42,918)

Effect of exchange rate changes on cash and cash equivalents	(7,113)	3,520

Net change in cash and cash equivalents	44,143	105,897
Cash and cash equivalents balance, beginning of period	690,850	515,086

Cash and cash equivalents balance, end of period	$734,993	$620,983

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended
	March 31,
	2013	2012

Trade Sales:
Interconnect Products	$995,926	$908,035
Cable Products	83,879	73,569
Consolidated	$1,079,805	$981,604

Operating income:
Interconnect Products	$213,301	$190,859
Cable Products	11,600	10,676
Stock-based compensation expense	(8,281)	(7,491)
Other operating expenses	(9,663)	(8,765)
Operating income	$206,957	$185,279

ROS%:
Interconnect Products	21.4%	21.0%
Cable Products	13.8%	14.5%
Stock-based compensation expense	-0.8%	-0.8%
Other operating expenses	-0.9%	-0.9%

Consolidated	19.2%	18.9%